Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MedoveX Corporation of our report dated March 31, 2017, relating to the consolidated financial statements of MedoveX Corporation and Subsidiary as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of MedoveX Corporation for the year ended December 31, 2016 and to the reference to us, under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
April 21, 2017